Exhibit 99.1

Synchronoss Receives Positive Nasdaq Panel Decision

Company to Host Business Update Call for Investors in Mid-to-Late March

Bridgewater, N.J. — February 8, 2018 — Synchronoss Technologies, Inc. (NASDAQ: SNCR), a global leader and innovator in cloud, messaging and digital products, today announced that it received a positive decision from the Nasdaq Hearings Panel, which granted the Company an extension to regain compliance with Nasdaq’s listing requirements.

Under the extension, the Company’s common stock will remain listed on the Nasdaq Stock Market, subject to the Company becoming current with its SEC filings on or before May 10, 2018.  The extension is also subject to the Company providing the Panel with periodic updates regarding its ongoing restatement of its financial statements and an investor update on or before March 31, 2018.

The Panel’s positive decision follows an in-person hearing before the Panel at which the Company shared its progress to date and its plan to become current in its SEC filings on or before May 10, 2018.  The Company also shared with the Panel its intention to host a business update call with the investment community during mid-to-late March, 2018, during which the Company will provide investors with a qualitative update on the business and progress against the Company’s growth initiatives since it appointed a new CEO, Glenn Lurie.

The Company will issue a separate release announcing the specific date, time and dial-in instructions for the business update call.

About Synchronoss

Synchronoss transforms the way companies create new revenue, reduce costs and delight their subscribers with cloud, messaging and digital products supporting hundreds of millions of subscribers across the globe. Synchronoss’ secure, scalable and groundbreaking new technologies, trusted partnerships and talented people change the way TMT customers grow their business. For more information visit us at: www.synchronoss.com.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings.  These statements are based on the Company’s current expectations and beliefs and various assumptions.  There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. Examples of forward-looking statements include, but are not limited to, statements the Company makes regarding the Company’s ability to regain compliance with Nasdaq’s continued listing requirements. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements.  These factors include, but are not limited to, risks associated with the ongoing and uncompleted nature of the Company’s accounting review and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 and September 30, 2017, to be filed with the SEC as soon as practicable.  The Company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Contacts:

Seth Potter
+1 646-277-1230
investor@synchronoss.com